EXHIBIT 99.1

SENOMYX AND FIRMENICH TO COLLABORATE ON COMMERCIALIZATION OF S2383, A
NOVEL ENHANCER OF THE HIGH-INTENSITY SWEETENER SUCRALOSE

•                  Collaboration will utilize Firmenich’s world leadership in the commercialization of flavor ingredients

•                  New S2383 flavor enhancer may be used in beverages, foods and oral care healthcare products to reduce the need for sucralose

SAN DIEGO, CA AND GENEVA, SWITZERLAND, – November 6, 2008 – Senomyx, Inc. (NASDAQ: SNMX), a leading company focused on using proprietary technologies to discover and develop novel flavor ingredients for the food, beverage, and ingredient supply industries, and Firmenich SA, the world’s largest privately-owned fragrance and flavor company, announced today that they have entered into a collaborative commercialization and license agreement for S2383, Senomyx’s novel enhancer of the high-intensity sweetener sucralose.  During the collaborative period, Firmenich will be granted exclusive rights on a worldwide basis to commercialize S2383 in virtually all product categories.  Upon commercialization, Firmenich has agreed to pay Senomyx royalties on all sales of S2383 when it is sold either on a stand-alone basis or within a flavor system.

“Senomyx is extremely pleased to establish this second collaboration with Firmenich, a global leader in providing food ingredients and flavor systems to major consumer companies for use in their brands,” said Kent Snyder, President and Chief Executive Officer of the Company.  “After careful consideration, Senomyx determined that working with Firmenich would provide us with the best opportunity to maximize the long term revenue potential of S2383, our new sucralose enhancer.  We believe that Firmenich offers key strengths in the areas of product development, proprietary formulation systems, and manufacturing that may allow us to accelerate commercialization of S2383.  In addition, we believe their capabilities and existing strong customer relationships may facilitate market acceptance for the use of this new flavor ingredient in beverages, dairy products, baked goods, snack foods, desserts and oral care products.  It is noteworthy that Firmenich is well-established in both food and non-food consumer markets, and their broad rights will allow them to reach customers that we would not be able to access alone.”

On November 5, 2008 Senomyx announced receipt of a GRAS (Generally Recognized As Safe) regulatory designation for S2383.  The GRAS status allows S2383 to be commercialized in the U.S. and other countries.  Senomyx has confirmed in taste tests that the use of S2383 allows the sucralose in simple product prototypes to be reduced by up to 75% while maintaining the desired sweet taste.

 “We are looking forward to gaining access to S2383, the exceptional enhancer of sucralose discovered by Senomyx,” commented Patrick Firmenich, Chief Executive Officer of Firmenich.  “S2383 may be appropriate for many of our clients who are searching for unique methods to reduce the cost of sweeteners used in their products.  Furthermore, the combined use of this new enhancer and Firmenich’s proprietary delivery systems may produce a taste benefit in certain applications.  Our exclusive partnership is designed to allow Firmenich to have a competitive advantage in providing innovative flavor systems to customers, and may expand our product offerings and market coverage.”

In January 2008, Senomyx and Firmenich entered into a collaborative research, development, commercialization and license agreement for novel flavor ingredients intended to provide a cooling taste effect.  The goal of this collaboration is to identify novel cooling flavors that do not have the limitations of currently available agents.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  Senomyx has entered into product discovery and development collaborations with seven of the world’s leading food, beverage, and ingredient supply companies: Ajinomoto Co., Inc., Cadbury plc, Campbell Soup Company, The Coca-Cola Company, Firmenich SA, Nestlé SA, and Solae.  Nestlé is currently marketing products that contain one of Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Firmenich Company Profile

Firmenich is the largest privately-owned company (No.2 worldwide) in the perfume and flavor business. Swiss, family-owned and founded in Geneva in 1895, it has created many of the world’s best-known perfumes and flavors that you enjoy each day.  Its passion for smell and taste is at the heart of its success.  It is renowned for its creativity and innovation, as well as its exceptional understanding of consumer trends.  Every year, it invests around 10% of its turnover in R&D, reflecting its continued desire to understand, share and sublimate the best that nature has to offer.  The annual turnover for Firmenich was 2.847 million Swiss francs at end June 2008.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the capabilities and potential uses of Senomyx’s flavor ingredients, including S2383; Senomyx’s ability or Firmenich’s ability to commercialize products incorporating Senomyx’s flavor ingredients for use in packaged foods and beverages and non-food consumer products and Senomyx’s right to receive royalties under its agreements with Firmenich; and the speed of commercialization, revenue potential and market acceptance of S2383. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; S2383 may not be useful or cost-effective for formulation into products; the continued decline in the market price for sucralose may negatively impact the use and commercial success for S2383; Senomyx or Firmenich may be unable to obtain and maintain the regulatory approval required for S2383 to be incorporated into products that are sold; products that incorporate Senomyx flavor ingredients may never be commercially successful; and Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts:

Senomyx

Gwen Rosenberg

Senomyx, Inc.

Vice President, Investor Relations & Corporate Communications

(858) 646-8369

gwen.rosenberg@senomyx.com

Firmenich

Karen Saddler

Firmenich, SA

Vice President Communication

corporate.communication@firmenich.com

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